Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine Chief Financial Officer 847-214-4509

FOR IMMEDIATE RELEASE

WEDNESDAY, JANUARY 28, 2015

5.1% sales volume increase helped drive quarterly sales to a record $251.4 million

Quarterly Comparison Overview:

•	Net sales increased by 11.7%

•	Sales volume increased by 5.1%

•	Gross profit increased by 0.8%

•	Net income decreased by 8.9%

Elgin, IL, January 28, 2015 — John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) (the “Company”) today announced operating results for its fiscal 2015 second quarter. Net income for the second quarter of fiscal 2015 was $8.4 million, or $0.75 per share diluted, compared to net income of $9.2 million, or $0.83 per share diluted, for the second quarter of fiscal 2014. Net income for the first two quarters of fiscal 2015 was $14.3 million, or $1.28 per share diluted, compared to net income of $16.0 million, or $1.44 per share diluted, for the first two quarters of fiscal 2014.

Net sales for the second quarter of fiscal 2015 were $251.4 million compared to net sales of $225.1 million for the second quarter of fiscal 2014. The increase in net sales was primarily attributable to a 5.1% increase in sales volume, which is measured as pounds sold to customers. Higher selling prices for pecans and almonds resulting from higher acquisition costs also contributed to the increase in net sales. Sales volume increased in all distribution channels except the export distribution channel and sales volume increased for all major product types except walnuts and pecans. The increase in sales volume in the consumer distribution channel was attributable to increased sales of private brand snack nuts at existing customers and increased sales of Fisher snack nuts. In the quarterly comparison, the primary drivers of the increase in Fisher snack nut sales volume was the distribution of inshell peanuts we regained at a major Fisher snack nut customer and increased merchandising activity. Sales volume for Fisher recipe nuts was relatively unchanged in the quarterly comparison. The sales volume increase in the commercial ingredients distribution channel resulted from increased sales of almond and peanut products to existing customers. The increase in sales volume in the contract packaging channel was generated by increased sales of peanut, trail mix and pecan products to existing customers. Sales volume declined in the export distribution channel mainly due to a lower supply of certain grades of inshell walnuts that are typically sold into the export market.

For the first two quarters of fiscal 2015, net sales increased to $456.4 million from $401.8 million for the first two quarters of fiscal 2014. The increase in net sales in the year to date comparison was primarily attributable to a 6.0% increase in sales volume and higher selling prices for pecans and almonds. The increase in sales volume in the consumer distribution channel was driven by increased sales of private brand snack nut and trail mix products and by increased sales of Fisher recipe and snack nut products. Sales volume was relatively unchanged in the commercial ingredients and contract packaging distribution channels. As was the case in the quarterly comparison, sales volume declined in the export distribution channel due to the lower supply of inshell walnuts for the export market.

Gross profit increased by $0.3 million, and gross profit margin, as a percentage of net sales, declined to 14.8% for the second quarter of fiscal 2015 from 16.4% for the second quarter of fiscal 2014. The increase in gross profit primarily resulted from increased sales volume while the decline in gross profit margin was mainly attributable to a $2.2 million increase in trade spending. In the year to date comparison, gross profit increased by $1.6 million due to increased sales volume while gross profit margin, as a percentage of net sales, decreased to 14.9% for the first two quarters of fiscal 2015 from 16.5% for the first two quarters of fiscal 2014. The decrease in the gross profit margin in the year to date comparison was attributable mainly to higher acquisition costs for certain grades of pecans and almonds during the first quarter of fiscal 2015 and the impact of increased trade spending on selling prices in the second quarter of fiscal 2015.

Total operating expenses for the second quarter of fiscal 2015 declined to 9.0% of net sales from 9.1% of net sales for the second quarter of fiscal 2014 primarily due to the increase in net sales. The $2.0 million increase in total operating expenses occurred primarily because total operating expenses in the second quarter of fiscal 2014 included a $1.6 million gain on the sale of an Elgin, Illinois site formerly owned by the Company (the “Old Elgin Site”). An increase in advertising expense also contributed to the increase in total operating expenses in the quarterly comparison. Total operating expenses for the first two quarters of fiscal 2015 decreased to 9.0% of net sales from 9.4% of net sales for the first two quarters of fiscal 2014 primarily due to the increase in net sales. The $3.6 million increase in total operating expenses in the year to date comparison was mainly due to the gain on the sale of the Old Elgin Site that was included in total operating expenses in last fiscal year’s comparable period. Increases in compensation-related and advertising expenses, as well as increases in freight and broker commission expenses, driven by increased sales volume, also contributed to the increase in total operating expenses.

Interest expense was $0.9 million for the second quarter of fiscal 2015 compared to $1.1 million for the second quarter of fiscal 2014. Interest expense for the first two quarters of fiscal 2015 was $1.9 million compared to $2.1 million for the first two quarters of fiscal 2014. The decrease in interest expense in both comparisons was attributable primarily to lower average borrowing levels.

The decline in net income in the quarterly comparison was mainly attributable to increased trade spending in the current second quarter to grow our brands and to the $1.6 million gain on the sale of the Old Elgin Site that favorably impacted operating results in last year’s second quarter. In addition to the impact of the aforementioned items, the decline in net income in the year to date comparison was also attributable to the $1.4 million increase in repair expenses associated with the office building located on our Elgin, Illinois campus, which we incurred in the first quarter of the current fiscal year.

The total value of inventories on hand at the end of the second quarter of fiscal 2015 increased by $34.4 million, or 18.3%, as compared to the total value of inventories on hand at the end of the second quarter of fiscal 2014. The increase in the total value of inventories on hand was primarily driven by increased quantities of raw nut input stocks and higher acquisition costs for almonds and pecans. The quantity of raw nut input stocks on hand at the end of the second quarter of fiscal 2015 increased by 20.9% when compared to the quantity of raw nut input stocks on hand at the end of the second quarter of fiscal 2014. The weighted average cost per pound of raw nut input stocks on hand at the end of the second quarter of fiscal 2015 declined by 3.9% compared to the weighted average cost per pound of raw nut input stocks on hand at the end of the second quarter of fiscal 2014 mainly because of a shift in quantities to relatively lower cost peanuts from relatively higher cost almonds and macadamia nuts.

“We continue to see strong sales volume growth, especially in our consumer distribution channel, which increased by 9.2% in the quarterly comparison and was generated by significant growth with existing private brand snack nut customers and a 51.6% increase in sales volume for Fisher snack nuts,” stated Jeffrey T. Sanfilippo, Chairman and Chief Executive Officer. “We also saw considerable growth in sales volume for Orchard Valley Harvest produce products with a 48.5% increase in pounds sold in the quarterly comparison mainly as a result of distribution gains for new variety pack items,” Mr. Sanfilippo added. “Both the Fisher snack nut and Orchard Valley Harvest brands also performed well at retail in the quarterly comparison with 7% and 36% increases in pound growth, respectively, according to market data from IRI. “Though sales volume for Fisher recipe nuts was unchanged in the quarterly comparison, Fisher recipe outperformed the total recipe category in the quarterly comparison at retail as pound volume increased by 6% while the total recipe category declined by 8% according to market data from IRI. The success of Fisher recipe in relation to the overall category performance, as well as the success of Fisher snack and Orchard Valley Harvest, was mainly attributable to a significant increase in trade spending coupled with new distribution gains, and illustrates our continued success in building brands, which is a central pillar of our Strategic Plan,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Thursday, January 29, 2015, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-888-713-4217 from the U.S. or 1-617-213-4869 internationally and enter the participant passcode of 92350649. This call is being webcast by NASDAQ OMX and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the actions and decisions of the group that has the majority of the voting power with regard to the Company’s outstanding common equity (which may make a takeover or change in control more difficult), including the effect of any agreements pursuant to which such group has pledged a substantial amount of its securities of the Company; (x) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (xi) the Company’s ability to do business in emerging markets while protecting its intellectual property in such markets; (xii) uncertainty in economic conditions, including the potential for economic downturn; (xiii) the Company’s ability to obtain additional capital, if needed; (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xv) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xvi) losses due to significant disruptions at any of our production or processing facilities; (xvii) the inability to implement our Strategic Plan or realize efficiency measures, including controlling medical and personnel costs; (xviii) technology disruptions or failures; (xix) the inability to protect the Company’s intellectual property or avoid intellectual property disputes; (xx) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xxi) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley HarvestTM, Fisher® Nut Exactly and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Twenty-six Weeks Ended
	December 25, 2014	December 26, 2013	December 25, 2014	December 26, 2013
Net sales	$251,373	$225,114	$456,410	$401,811
Cost of sales	214,130	188,166	388,483	335,494

Gross profit	37,243	36,948	67,927	66,317

Operating expenses:
Selling expenses	15,671	15,156	26,743	25,055
Administrative expenses	6,894	7,039	14,493	14,181
Gain on assets held for sale, net	—	(1,641)	—	(1,641)

Total operating expenses	22,565	20,554	41,236	37,595

Income from operations	14,678	16,394	26,691	28,722

Other expense:
Interest expense	877	1,062	1,867	2,148
Rental and miscellaneous expense, net	548	811	2,458	1,324

Total other expense, net	1,425	1,873	4,325	3,472

Income before income taxes	13,253	14,521	22,366	25,250
Income tax expense	4,850	5,297	8,048	9,251

Net income	$8,403	$9,224	$14,318	$15,999

Basic earnings per common share	$0.75	$0.84	$1.29	$1.46

Diluted earnings per common share	$0.75	$0.83	$1.28	$1.44

Cash dividends declared per share	$1.50	$1.50	$1.50	$1.50

Weighted average shares outstanding
— Basic	11,136,143	11,016,373	11,114,137	10,988,555

— Diluted	11,217,922	11,096,271	11,209,766	11,096,623

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	December 25, 2014	June 26, 2014	December 26, 2013
ASSETS
CURRENT ASSETS:
Cash	$4,359	$1,884	$9,824
Accounts receivable, net	64,834	55,800	56,891
Inventories	221,938	182,830	187,588
Deferred income taxes	3,442	3,484	3,344
Prepaid expenses and other current assets	6,319	5,376	8,314

	300,892	249,374	265,961

PROPERTIES, NET:	132,033	130,454	133,358

OTHER ASSETS:
Intangibles, net	4,161	5,246	6,561
Deferred income taxes	1,390	726	1,110
Other	8,816	8,811	8,860

	14,367	14,783	16,531

	$447,292	$394,611	$415,850

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$29,470	$40,542	$24,554
Current maturities of long-term debt	3,362	3,349	3,342
Accounts payable	112,705	44,907	95,292
Book overdraft	3,809	2,414	3,615
Accrued expenses	17,108	21,019	16,133
Income taxes payable	—	—	1,476

	166,454	112,231	144,412

LONG-TERM LIABILITIES:
Long-term debt	33,982	35,666	37,344
Retirement plan	14,561	14,372	12,768
Other	5,799	5,515	5,040

	54,342	55,553	55,152

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	86	85	85
Capital in excess of par value	110,127	108,305	107,447
Retained earnings	120,677	123,118	112,829
Accumulated other comprehensive loss	(3,216)	(3,503)	(2,897)
Treasury stock	(1,204)	(1,204)	(1,204)

	226,496	226,827	216,286

	$447,292	$394,611	$415,850

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